Exhibit 10.1

WEBSITE AND DOMAIN
PURCHASE AND SALE AGREEMENT

This WEBSITE AND DOMAIN PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of May 20, 2011, by and between, PbNation, LLC located at 2107 North Decatur Road, Suite 449, Decatur, Georgia 30033 (the “Seller”) and CrowdGather, Inc., located at 20300 Ventura Boulevard, Suite 330, Woodland Hills, California  91364 (the “Purchaser”). Purchaser and Seller are collectively referred to herein as the “Parties” and each individually as a “Party.”

RECITALS

A. The Purchaser desires to acquire the Purchased Assets (as defined below), on the terms and subject to the conditions specified in this Agreement.

B.           The Seller desires to sell and convey all of its rights, title and interest the Purchased Assets to the Purchaser, on the terms and subject to the conditions specified in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the foregoing and as follows:

1.           Purchase and Sale of Assets

1.1. Purchase of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, all rights, title and interest of Seller to the domains (the “Domains”) and any completed websites of Seller as specified on Exhibit A (the “Websites”), including, any and all associated software used in building the Websites and Website users lists and Website data bases containing any Website user or Website information, name registrations, any goodwill symbolized thereby, all rights to sue for past infringement, if any, and to receive any recoveries therefore and all data, programming code, user or customer lists, moderator contact information and all other information as it directly pertains to the operation of the Websites (collectively, the “Purchased Assets”), free and clear of any lien, encumbrance, pledge, hypothecation, charge, mortgage, security interest, or restriction of any nature (“Encumbrances”).

1.2           Agreements Relating to Transfer of Purchased Assets.  Immediately after the Closing, Seller shall cause to be provided to Purchaser all materials and information that are or were used in the Purchased Assets, and shall take all other steps reasonably required to enable Purchaser to obtain possession of, and to exploit, the Purchased Assets.

1.3           Assumption of Liabilities.  Except as set forth in Exhibit B, Purchaser shall not assume any liabilities of Seller (whether or not related to the Purchased Assets) or otherwise relating to any of the Purchased Assets, including: (i) any tax liabilities of Seller relating to the time period prior to the Closing Date (as defined below); (ii) any liabilities of Seller relating to accounts payable, indebtedness, legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with the sale of the Purchased Assets; and (iii) any wages, salaries, redundancy, notice, severance payments or other liabilities relating to any employee of Seller prior to the Closing Date.

1.4           No Transfer of Specified Assets.  Notwithstanding any of the foregoing, nothing herein shall constitute a transfer of any other assets of Seller, including, without limitation, any motor homes, owned by Seller to Purchaser.

2.           Purchase Price.

2.1. Purchase Price and Costs of Transfer. The purchase price for the Purchased Assets shall be a total of Three Million Two Hundred Thousand Dollars ($3,200,000), which shall consist of the following:

(a)           One Million Four Hundred Thousand Dollars ($1,400,000) (the “Cash Payment”) payable to Seller on Closing (as defined below) pursuant to Section 4 of this Agreement, less Ten Thousand Dollars ($10,000) previously paid by Purchaser to Seller pursuant to that certain Option to Purchase Assets Agreement dated April 27, 2011;

(b)           One Million Dollars ($1,000,000) payable to Seller in shares of the Purchaser’s common stock (the “Shares”) within ten (10) days of the Closing Date (as defined below) pursuant to Section 4 of this Agreement (the “Shares Payment”) and subject to compliance with the applicable federal and state securities laws. The number of Shares to be issued to the Seller shall be calculated by dividing One Million Dollars ($1,000,000) by the 10-day volume weighted average price (“VWAP”) of the Purchaser’s common stock, the 10th day of which shall be the Trading Day (as defined below) immediately preceding the Closing Date. Trading Day shall mean a day on which the New York Stock exchange is open for business.

(c)           Four Hundred Thousand Dollars ($400,000) payable in cash to Seller in four (4) monthly installments of One Hundred Thousand Dollars ($100,000) for each of the first four (4) months following the Closing Date in which the monthly visitor traffic to the Websites is greater than or equal to sixteen million (16,000,000) unique page views for such month as measured by Google Analytics (each installment payment referred to as a “Conditional Cash Payment”).  The first Conditional Cash Payment shall be payable to Seller within five (5) business days of the one month anniversary of the Closing Date and the remaining Conditional Cash Payments shall be due and payable to Seller within five (5) business days of each of the next three (3) monthly anniversaries of the Closing Date.  If Purchaser fails to pay when due to Seller any amount under this Section 2.1(c), simple interest shall accrue on the unpaid amount from the date such amount was due to the date of payment at a per annum rate equal to fifteen percent (15%) and Purchaser shall pay all of Seller’s costs of collection, including, but not limited to, reasonable attorneys’ fees;

(d)           Two Hundred Thousand Dollars ($200,000) payable in Shares (the “First Conditional Shares Payment”) to Seller and the parties specified below if the average monthly visitor traffic to the Websites is greater than or equal to eighteen million (18,000,000) unique pageviews per month during the twelve (12) month period following the Closing Date, as measured by Google Analytics.  The First Conditional Shares Payment shall be payable to the Seller and each of the parties specified below in the following amounts:

(i) One Hundred Ten Thousand Dollars ($110,000) payable in Shares to Seller;

(ii) Thirty Thousand Dollars ($30,000) payable in Shares to Kyle Christensen;

(iii) Thirty Thousand Dollars ($30,000) payable in Shares to John Dresser; and

(iv) Thirty Thousand Dollars ($30,000) payable in Shares to Sid Wilson.

The number of Shares to be issued to the Seller and each of the parties specified above shall be calculated by dividing the respective dollar amount specified above for the Seller and each of the parties by the 10-day VWAP of Purchaser’s common stock, the 10th day of which shall be the Trading Day immediately preceding the Closing Date. The First Conditional Shares Payment shall be payable to Seller and each of the parties specified above within ten (10) business days of the one year anniversary of the Closing Date, subject to compliance with the applicable federal and state securities laws. Notwithstanding any other provision of this Section 2.1(d), the parties hereby acknowledge and agree that any issuance of Shares to Kyle Christensen, John Dresser, and Sid Wilson pursuant the First Conditional Shares Payment shall be made pursuant to the terms and provisions of each of those parties’ respective employment agreements, and that any reference to those parties being paid Shares pursuant to the First Conditional Shares Payment is made solely for the purpose of calculating the First Conditional Shares Payment.

(e)           Two Hundred Thousand Dollars ($200,000) payable in Shares (the “Second Conditional Shares Payment”) to Seller and the parties specified below if the average monthly visitor traffic to the Websites is greater than or equal to twenty two million (22,000,000) unique pageviews during the twelve (12) month period following the Closing Date as measured by Google Analytics.  The Second Conditional Shares Payment shall be payable to the Seller and each of the parties specified below in the following amounts:

(i) One Hundred Ten Thousand Dollars ($110,000) payable in Shares to Seller;

(ii) Thirty Thousand Dollars ($30,000) payable in Shares to Kyle Christensen;

(iii) Thirty Thousand Dollars ($30,000) payable in Shares to John Dresser; and

(iv) Thirty Thousand Dollars ($30,000) payable in Shares to Sid Wilson.

The number of Shares to be issued to the Seller and each of the parties specified above shall be calculated by dividing the respective dollar amount specified above for the Seller and each of the parties by the 10-day VWAP of Purchaser’s common stock, the 10th day of which shall be the Trading Day immediately preceding the Closing Date. The Second Conditional Shares Payment shall be payable to Seller and each of the parties specified above within ten (10) business days of the one year anniversary of the Closing Date, subject to compliance with the applicable federal and state securities laws. Notwithstanding any other provision of this Section 2.1(e), the parties hereby acknowledge and agree that any issuance of Shares to Kyle Christensen, John Dresser, and Sid Wilson pursuant the Second Conditional Shares Payment shall be made pursuant to the terms and provisions of each of those parties’ respective employment agreements, and that any reference to those parties being paid Shares pursuant to the Second Conditional Shares Payment is made solely for the purpose of calculating the Second Conditional Shares Payment.

The Cash Payment, Shares Payment, Conditional Cash Payment, First Conditional Shares Payment and Second Conditional Shares Payment shall collectively be referred to as the “Purchase Price.”

Notwithstanding any other provision of this Agreement, in the event that either of the employment agreements with Kyle Christensen or John Dresser, as specified in Section 3 below, are voluntarily terminated for any reason by either Kyle Christensen or John Dresser (other than for Good Reason, as defined in their respective employment agreements) during the initial four (4) months of those employment agreements, the conditional traffic compensation provisions specified in Sections 2.1(c), 2.1(d) and 2.1(e) above shall become null and void with respect to any payments of conditional traffic compensation that may become due and payable to the Seller, Kyle Christensen and John Dresser, and Purchaser shall no longer be obligated to make any payments to Seller, Kyle Christensen and John Dresser pursuant to those provisions.

2.2. Seller Access to Records.  Seller will have daily access to, and may audit, all measurements of Websites' visitor traffic, including, but not limited to, unique pageviews, that are available or provided to the Company by Google Analytics or any other party.

2.3. Lock-Up Agreement.  Concurrently with the execution of this Agreement, Purchaser and Seller shall enter into a lock up agreement (the “Lock Up Agreement”), substantially in the form of Exhibit C attached hereto, which shall provide that the Shares issued to Seller in the Shares Payment shall be locked up for twelve (12) months after the Closing Date; provided however, that the Lock-Up Agreement shall provide that Seller may sell twenty percent (20%) of the Shares held by the Seller during each month after the six (6) month anniversary following the Closing Date.

3. Registration Rights.  In the event the Purchaser files a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (“Registration Statement”), the Seller shall have the right to request that the Purchaser include in that Registration Statement the Shares held by the Seller. If the Purchaser proposes to file a registration statement as set forth above, then it shall promptly give Seller written notice of such registration.  Upon the written request of Seller given within five (5) calendar days after mailing of such notice by the Purchaser, the Purchaser shall use its best efforts to cause that Registration Statement to become effective, and to cause to be registered all of the Shares that Seller has requested to be registered; or, in the event that the registration statement does not cover all of Seller’s requested securities to be registered, then Seller shall be entitled to include an amount of its Shares proportionate to the quotient obtained by dividing (i) Seller’s outstanding Shares, by (ii) the total number of outstanding restricted shares of the Company either as of the date of this Agreement or as of the date of registration, whichever is less. If the Registration Statement is for an underwritten offering or a direct offering by the Purchaser through a placement agent, then the Purchaser shall so advise the Seller.  In such event, the right of the Seller to include the Seller’s Shares in such registration shall be conditioned upon such Seller’s participation in such underwriting and the inclusion of such Shares in the underwriting to the extent provided herein.  If Seller proposes to distribute the Shares through such underwriting, Seller shall enter into an underwriting agreement in customary form with the managing underwriters selected for such underwriting. For purposes of clarification, all references to “Seller” in this Section 3 shall be deemed to include Seller’s members who may, as a result of this transaction, receive Shares directly or indirectly. Notwithstanding any other provision of this Agreement, if the managing underwriters or placement agent advise the Purchaser that marketing factors require a limitation of the number of Shares to be underwritten or exclusion of the Shares, then the managing underwriters or placement agent may exclude the Shares from the Registration Statement.

4. Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately following the execution of this Agreement and the other agreements at the offices of Purchaser on or before May 23, 2011 (the “Closing Date”), and such Closing may be effected electronically. At the Closing, the following shall occur:

4.1 Seller shall deliver, convey and transfer to Purchaser possession of the Purchased Assets, including, but not limited to, all of the domain names on Exhibit A through transfer via Godaddy.com, Network Solutions or a similar domain registration service, and Purchaser shall review and verify the Purchased Assets are properly accounted for and operational without any service interruption to users of those sites;

4.2 Purchaser shall deliver the Cash Payment to Seller by wire transfer;

4.3 Purchaser shall issue and deliver the Shares Payment to Seller within ten (10) days of Closing Date subject to compliance with the applicable federal and state securities laws; and

4.4 Each of Kyle Christensen, John Dresser, and Sid Wilson (each an “Employee” and, collectively, the “Employees”) shall execute and enter into an employment agreement with Purchaser on the terms agreed between Purchaser and each Employee.

5.           Seller’s Representations and Warranties.  Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Corporate Power.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia.  Seller is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a material adverse effect on Seller or any of the Purchased Assets.  Seller has all necessary power and authority to own, lease and operate the Purchased Assets as now being conducted. Seller is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

5.2 Authorization of Transactions.  Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by application of equitable remedies and principles and by insolvency, moratorium, bankruptcy, and similar laws.

5.3 Absence of Conflicts. Neither the execution, delivery or performance of this Agreement nor the consummation and performance of the transactions contemplated by the Agreement will:  (i) result in the imposition or creation of any Encumbrances upon any of the Purchased Assets (ii) result in a violation of any applicable law or any provisions of any of the organizational documents of the Seller; (iii) result in a breach of any contract to which the Seller is a party; or (iv) result in a violation of any judgment, order or decree to which the Seller or the Purchased Assets are subject.

5.4 Title to Properties.  Seller owns and has good and valid title to, all of the Purchased Assets free and clear of any Encumbrances and the imperfections of title and the Encumbrances, if any, do not detract from the value or interfere with the use of the Purchased Assets.

5.5 Intellectual Property.  Seller has no knowledge of any claim or reason to believe that it is or may be infringing or otherwise acting adversely to the rights of any person under or in respect of any patent, trademark, service mark, trade name, copyright, license or other similar intangible right.  Other than the assumed liabilities on Exhibit B and any costs with respect to maintaining or hosting the Purchased Assets, Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of or other claimant to any patent, trademark, trade name, copyright or other intangible asset with respect to the use thereof or in connection with the conduct of its business or otherwise.

5.6 Consents.  Except as necessary to transfer the assumed liabilities on Exhibit B or Purchased Assets, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any governmental body or any person, including a party to any agreement with Seller, are required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.7 Compliance with Laws.  Seller: (a) has complied with each, (b) is not in violation of any, (c) has not received at any time any notice or other communication regarding any actual or alleged violation of or failure to comply with any, and (d) has not received any notices or other communication that any event has occurred or any condition or circumstance exists that might (with or without notice or lapse of time) constitute a violation of any legal requirement that is applicable to Seller concerning ownership of Seller of the Purchased Assets.

5.8 Tax Matters.  Seller has filed all federal, state, county, local and foreign tax returns that are required to be filed for the Purchased Assets or has timely requested extension thereof and has paid all taxes, including sales and withholding taxes, penalties and interest, assessments, fees and other charges relating to the Purchased Assets to the extent that the same have become due and payable.

5.9 Litigation.  There are no actions, suits, proceedings, orders or claims pending or threatened against Seller, or pending or threatened by Seller against any third party which relate to, or in any way affect, the Purchased Assets.

5.10 Solvency.  Seller has not made a general assignment for the benefit of creditors or filed any bankruptcy petition or similar filing or suffered the attachment or judicial seizure of any of the Purchased Assets.

5.11 Investment Representations.

(a)           The Seller confirms that it has been given sufficient access to information regarding the Purchaser and in connection with its decision to receive the Shares, as consideration under this Agreement, including the opportunity to ask questions of, and receive answers from, persons acting on behalf of Company and concerning the Purchaser’s financial affairs, prospects and condition.  The Seller has received and carefully reviewed the information and documentation relating to the Purchaser, including without limitation, the Purchaser’s filings with the U.S. Securities and Exchange Commission.

(b)           The Seller represents and warrants that (i) it is resident in or otherwise subject to the securities legislation of the United States, and the issuance of the Shares to Seller has occurred only in the United States; and (ii) the Seller is an "accredited investor" as defined in Rule 501(a) under the Shares Act, or if not a accredited investor, Seller has such knowledge and experience in financial and business matters as to make it capable of evaluating the risks of the prospective investment and to make an informed investment decision.

(c)           The Seller represents, warrants and covenants that it shall acquire the Shares issuable under this Agreement for its own account and not for the account or on behalf of others, and it is doing so with the intent of retaining such Shares as an investment and without the current intent to redistribute such Shares.

(d)           The Seller acknowledges that: (i) no securities commission or similar authority has reviewed or passed on the merits of the Shares issuable pursuant to the Agreement; (ii) there is no government or other insurance covering such Shares; and (iii) there are risks associated with the acquisition of the Shares.

(e)           The Seller acknowledges that, except as specifically set forth elsewhere herein, (i) it must and shall bear the economic risk of holding the Shares, which may be for an indefinite period of time, because at the time such Shares are issued they are “restricted securities” and will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities law and, therefore, cannot be sold unless they are subsequently registered under applicable federal and state securities laws or an exemption from such registration is available; (ii) the Shares may be resold or transferred on the official stock transfer records of Company only if such sale or transfer of the Shares will not violate the registration provisions of applicable federal and state securities laws; and (iii) certificates representing the Shares shall have endorsed on them a restrictive legend to this effect.

(f)           The Seller will not sell or otherwise transfer any of the Shares, or any interest therein, unless and until (i) said Shares shall have first been registered under the Securities Act and/or all applicable state securities laws; (ii) the Seller shall have first delivered to the Purchaser a written opinion of counsel (which counsel and opinion (in form and substance) shall be reasonably satisfactory to the Purchaser),  to the effect that the proposed sale or transfer is exempt from the registration provisions of the Securities Act and all applicable state securities laws; or (iii) the Seller may sell or transfer the Shares pursuant as specified in the Lock Up Agreement.

(e)           The Seller acknowledges that Purchaser is relying on the representations, warranties, covenants and acknowledgments in this Section 5.11 to ensure that any the Shares issued under the terms of this Agreement can be issued in reliance on exemptions from registration requirements under United States federal and state securities laws.

5.12 Representations Complete. None of the representations or warranties made by Seller concerning or relating to the Purchased Assets and none of the statements made in any exhibit, schedule or certificate furnished by Seller concerning or relating to the Purchased Assets pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5.13 No Other Representations.  Except as expressly set forth in this Agreement, Seller makes no other representation or warranty (express, implied or statutory), at law or in equity, with respect to the Purchased Assets, including, but limited to, any representation or warranty of merchantability or fitness for any particular use, all of which such representations and warranties are disclaimed by Seller and waived by Purchaser.  Except as set forth in this Agreement, Purchaser is purchasing the Purchased Assets “as-is” and “where-is.”

6.           Purchaser’s Representations and Warranties.  Purchaser hereby represents and warrants to Seller that:

6.1           Organization.  Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.2           Authorization of Transactions.  Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by application of equitable remedies and principles and by insolvency, moratorium, bankruptcy, and similar laws.

6.3           Absence of Conflicts.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser do not and shall not conflict with, constitute a default under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the articles of organization or bylaws of Purchaser, (ii) any law, statute, rule or regulation to which Purchaser is subject or (iii) any judgment, order or decree to which Purchaser is subject.

6.4           Valid Issuance of Shares.  The Shares constituting the underlying consideration for the Purchased Assets shall, when issued, sold and delivered in accordance with the terms of this Agreement, be duly and validly issued, fully paid, and non-assessable, will be subject to those restrictions on transfer specified in Section 5.11(e) of this Agreement and any restrictions on transfer under applicable state and federal securities laws, and not subject to preemptive rights created by statute, or by the Purchaser’s Articles of Incorporation or By-laws or any agreement to which Purchaser is a party or is bound.  Purchaser has reserved for issuance a sufficient number of authorized shares of its common stock to complete the transactions contemplated by this Agreement.

6.5           Filings.  Purchaser has filed all statements, reports, schedules, forms and other documents required to have been filed by Purchaser with the Securities and Exchange Commission under the Securities Exchange Act of 1934 since January 1, 2010 (the "Purchaser SEC Documents"). As of the time it was filed with the Securities and Exchange Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934; and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The consolidated financial statements contained in Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Securities and Exchange Commission, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Purchaser and its consolidated subsidiaries for the periods covered thereby.

6.6           No Adverse Change.  Since January 1, 2011, except as publicly disclosed, there has been no material adverse change in the operations, profits, or financial condition of Purchaser.

6.7           Representations Complete. None of the representations or warranties made by Purchaser concerning or relating to the Purchased Assets and none of the statements made in any exhibit, schedule or certificate furnished by Purchaser concerning or relating to the Purchased Assets pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

7.           Seller’s Conditions to Closing.  The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions:

7.1 Purchaser shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by the Purchaser at or prior to Closing; and

7.2 All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing.

Should the above condition not be satisfied to Seller’s satisfaction, in its sole discretion, as of the Closing, Seller shall be entitled to terminate this Agreement and the parties shall have no further liabilities under this Agreement.

8.           Purchaser’s Conditions to Closing.  The obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by Purchaser:

8.1 Purchaser shall have satisfactorily completed all necessary technical (including, but not limited to, software code review) and legal due diligence of the Purchased Assets;

8.2 Purchaser shall have entered into employment agreements with each Employee in forms reasonably satisfactory to Purchaser;

8.3 Seller shall have obtained all authorizations, consents and approvals of all governmental agencies and authorities and executed all necessary agreements and taken all such actions as are required to convey the Purchased Assets to the Purchaser;

8.4 Seller shall have no litigation pending or threatened with respect to the Purchased Assets;

8.5 From the date of this Agreement through the Closing Date, there shall not have occurred any change, circumstance or event concerning the Purchased Assets that has had or could be reasonably likely to adversely affect or substantial impair the Purchased Assets;

8.6 All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing; and

8.7 Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

Should the above conditions not be satisfied to Purchaser's satisfaction, in its sole discretion, as of the Closing, Purchaser shall be entitled to terminate this Agreement without further liability between Purchaser and Seller.

9. Tax Matters.

9.1 Transfer Taxes.  Seller shall be solely responsible for the payment of, and shall pay when due, any sales, use, excise or similar transfer taxes (“Transfer Taxes”) that are payable in connection with the sale of the Purchased Assets, not to exceed one thousand dollars ($1,000) in total.  The Parties shall cooperate, to the extent reasonably requested and permitted by law, in reducing any Transfer Taxes payable in connection with the sale of the Purchased Assets.

9.2 Responsibility for Taxes and Tax Returns. Seller shall prepare and file all tax returns required to be filed by Seller with a taxing authority (including tax returns required to be filed after the Closing Date), to the extent such tax returns include or relate to Seller’s use or ownership of the Purchased Assets on or prior to the Closing Date.  The party required by law to file a tax return with respect to Transfer Taxes shall do so within the time period prescribed by law, and Seller shall promptly reimburse Purchaser for any Transfer Taxes so paid by Purchaser for periods of time prior to the Closing Date upon receipt of notice that such Transfer Taxes have been paid.

9.3 Cooperation.  To the extent relevant to the Purchased Assets, each Party shall (i) provide the other with such assistance as may reasonably be requested in connection with the preparation of any tax return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any tax returns, or the conduct of any audit or examination, or other proceeding relating to taxes.

10. Post-Closing Covenants.

10.1 Seller hereby covenants that it and any of its affiliates will not, anywhere in the world, challenge, or cause a third party to challenge, the validity and ownership by Purchaser of the Purchased Assets and will not, anywhere in the world directly or indirectly seek to register, defend, compromise or dispute any rights in and to the Purchased Assets.

10.2 For a period of three (3) years after the Closing Date, Seller hereby covenants that it and any of its affiliates will not, anywhere in the world, directly or indirectly seek to register or otherwise acquire any rights in any websites, domain names, trade names, trademarks, service marks, or other intellectual property assets that are or may be, or that contain portions that are or may be, confusingly similar to the Purchased Assets.

10.3 Seller will not use or cause to be used any copies of the Purchased Assets.

10.4 For a period of two (2) years after the Closing Date, Seller and any of its affiliates (i) shall not solicit the Employees to provide services in any capacity to the Seller or any of its affiliates; and (ii) shall not hire or engage in any way, any enterprise or person that competes with, or is engaged in a business substantially similar to, the paintball forum and paintball message board business of the Purchased Assets.

10.5 Seller acknowledges and agrees that the representations, warranties and covenants made by Seller and set forth in this Section 10 are material and that the Purchaser would not enter into this Agreement without Seller making such representations, warranties and covenants to the Purchaser.

10.6 Seller acknowledges and agrees that any breach by Seller of the representations, warranties and covenants set forth in this Section 10 will cause irreparable harm and loss to the Purchaser, which harm and loss cannot be reasonably or adequately compensated in damages in an action at law.  Therefore, Seller expressly agrees that, in addition to any other rights or remedies which the Purchaser may possess, the Purchaser shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the representations, warranties and covenants made by Seller in this Section 10.

11. Confidentiality; Press Releases.  The Parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be released by the Purchaser; provided however, that Seller shall provide prior written approval of the initial press release.  The Seller will not make or cause to be made any public announcement or issue any press release in respect of such matters without the prior written consent of the Purchaser. The Seller shall ensure that any nonpublic information provided to it by the Purchaser in confidence shall be treated as strictly confidential and that all such confidential information that the Seller or any of its respective employees, attorneys, agents, investment bankers, or accountants may now possess or may hereinafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Purchaser, any affiliate thereof, or any customer or supplier thereof, shall not be published, disclosed, or made accessible by any of them to any other person at any time or used by any of them, in each case without the prior written consent of the Purchaser; provided, however, that the restrictions of this Section shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information was in the public domain when received or thereafter enters the public domain other than because of disclosures by the receiving party.

12. Indemnification.

12.1 Survival of Representations and Covenants; Indemnification, etc.

(a) The representations, warranties, covenants and obligations of each Party to this Agreement shall survive:  (i) the Closing and the sale of the Purchased Assets to Purchaser; and (ii) the dissolution of any Party to this Agreement.  All of said representations and warranties shall remain in full force and effect and shall survive for a period of 24 months following the Closing Date.
(b) Seller shall, and hereby agrees to, indemnify and hold Purchaser harmless against and in respect of any damages, as hereinafter defined, resulting to Purchaser from:

(i)           any inaccurate representation or warranty made by Seller in or under this Agreement;

(ii)           breach or default in the performance by Seller of any of the covenants to be performed by it hereunder; and

(iii)           any debts, liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, due or to become due, existing on the Closing Date that encumber or may encumber the Purchased Assets other than those set forth on Exhibit B.

(c) "Damages" as used herein shall include any claims, actions, demands, losses, costs, expenses, liabilities (joint or several), penalties and damages, including counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof.

(d) Purchaser shall, and hereby agrees to, indemnify and hold Seller harmless against and in respect of any damages resulting to Seller from:

i. any inaccurate representation or warranty made by Purchaser in or under this Agreement; and

ii. breach or default in the performance by Purchaser of any of the covenants to be performed by it hereunder.

(e) The aggregate liability of Seller under this Section 12 shall not exceed the sum of the Cash Payment and the amount of the Conditional Cash Payment, if any, paid to Seller.

(f) The aggregate liability of the Purchaser under this Section 12 shall not exceed the Purchase Price.

13. Miscellaneous.

13.1 Further Assurances.  Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets and any other transactions contemplated hereby, all at Purchaser’s expense for its out-of-pocket expenses, but without further compensation to Seller.

13.2 Assignment.  Neither this Agreement nor any right or obligation under this Agreement is assignable in whole or in part by any Party without the prior written consent of the other Parties and any attempted assignment without such consent shall be null and void and of no force or effect.

13.3 Entire Agreement.  This Agreement, including any and all Exhibits and attachments to this Agreement, which are hereby incorporated by reference into this Agreement, constitutes the entire agreement between the parties the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the same subject matter.

13.4 Amendments.  This Agreement may only be amended by a written agreement duly signed by persons authorized to sign agreements on behalf of each Party.

13.5 Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any Party to the other Party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight air courier addressed as provided in the preamble of this Agreement.

13.6 Governing Law.  The interpretation and construction of this Agreement, to the extent the particular issue is controlled by state law, shall be governed by and construed in accordance with the laws (but not including choice of law provisions) of the State of California.

13.7 Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

13.8 Benefits; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

13.9 Attorneys’ Fees. The prevailing party in any dispute concerning this Agreement shall be entitled to recover reasonable attorneys’ fees incurred as a result of defending or prosecuting the claim, as the case may be.

13.10 Expenses.  Each party shall be solely responsible for all expenses, including finder’s fees, all legal and accounting fees, related costs and other expenses incurred by it in connection with this Agreement.

13.11 Joint Preparation. This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the parties hereto and shall not be construed for or against one party or any other party as a result of the preparation, submittal, drafting, execution or other event of negotiation hereof.

13.12 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

13.13 Injunctive Relief; Specific Performance.  The Parties agree that the interest in the Websites and Domains represent unique interests. As such each Party hereto shall be entitled to seek injunctive relief and/or specific performance, in addition to other remedies, to enforce a Party’s rights under this Agreement.

13.14 Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.15 Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

13.16 Time of the Essence.  Time is, and at all times hereafter shall be, of the essence in satisfying the terms, conditions and provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF the parties have executed this Agreement on the date specified in the preamble of this Agreement.

SELLER: PbNation, LLC

By:	/s/ Edward Rieker
Name:	Edward Rieker
Title:	President

PURCHASER: CrowdGather, Inc.

By:	/s/ Sanjay Sabnani
Name:	Sanjay Sabnani
Title:	CEO

EXHIBIT A

Description of the Purchased Assets

A.
The following completed Websites including, without limitation, any and all associated software used in building the Websites, content posted therein, and Website users lists and Website data bases containing any Website user or Website information, including, without limitation personally identifiable information regarding the Websites’ users and participants:

www.pbnation.com

B.	The following Domain Names:

Seller owns the following domains registered with Godaddy Inc. that are the subject of the sale to Purchaser:

www.pbnation.mobi
www.pbnation.name
www.pbnation.net
www.pbnation.org
www.pbnation.tv

Seller owns the following domains registered with Network Solutions that are the subject of the sale to Purchaser:

www.pbnation.com
www.paintballnation.com
www.paintballnation.org
www.pbnation.biz
www.pbnation.bz
www.pbnation.cc
www.pbnation.us
www.pbnation.us.com

C.	Additional accounts that with the above referenced forums, and will be transferred and/or switched (as specified below) to Purchaser include:

Paypal - account will be transferred to Purchaser
Softlayer - account will be transferred to Purchaser
vBulletin – license will be transferred to Purchaser

EXHIBIT B

Assumed Liabilities and Obligations

Agreement with Soft Layer for website hosting

Paypal Account

License for vBulletin software

EXHIBIT C

Form of Lock-Up Agreement